            As filed with the Securities and Exchange Commission on
                                 July 5, 2001

                                             Registration Statement No. 333-
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                      __________________________________


                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          __________________________

                               OPINION RESEARCH CORPORATION
--------------------------------------------------------------------------------
              (Exact name of issuer as specified in its charter)

      DELAWARE                                                 22-3118960
-------------------------------------------------------------------------------
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

23 ORCHARD ROAD, SKILLMAN, NEW JERSEY                               08558
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                         (Zip Code)

                      ORC HOLDINGS, LTD EMPLOYEE SHARE OWNERSHIP PLAN
--------------------------------------------------------------------------------
                           (Full Title of the Plan)

                               Mr. John F. Short
         Chairman of the Board, President and Chief Executive Officer
                         Opinion Research Corporation
                                23 Orchard Road
                         Skillman, New Jersey 08558
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                            (908) 281-5100
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                  Copies to:
                             David Gitlin, Esquire
                    Wolf, Block, Schorr and Solis-Cohen LLP
                         1650 Arch Street - 22nd Floor
                            Philadelphia, PA 19103
                                (215) 977-2000

                    CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------

                                                          Proposed            Proposed
                                                          Maximum             Maximum              Amount of
Title of Securities             Amount                    Offering Price      Aggregate            Registration
to be Registered                to be Registered (1)      Per Share (2)       Offering Price       Fee

---------------------------------------------------------------------------------------------------------------------
Common Stock,                   200,000                   $6.075              $1,215,000           $303.75
$0.01 par value (including      Shares
associated preferred stock
purchase rights)

---------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, represents the average of the high and low prices of the Common Stock as listed on the American Stock Exchange on July 3, 2001.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.    Incorporation of Documents by Reference.
-------    ---------------------------------------

           The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act") by Opinion Research Corporation (the "registrant") are incorporated by reference in this registration statement:

           (a) the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

           (b) the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

           (c) the description of the registrant's common stock contained in its Form 8-A Registration Statement filed with the Commission on April 8, 1999 under Section 12 of the Exchange Act, which in turn, incorporates by reference the description of the registrant's common stock set forth under the caption "Description of Capital Stock" beginning on page 36 of the prospectus included as a part of the registrant's Registration Statement on Form S-1 (File No. 33-68428), as amended, and any amendments or reports filed for the purpose of updating such description;

           (d) the description of the registrant's preferred stock purchase rights contained in its Form 8-A/A Registration Statement filed with Commission on April 8, 1999, which, in turn, incorporates by reference the description of the registrant's preferred stock purchase rights set forth in the registrant's Registration Statement on Form 8-A, filed with the Commission on September 27, 1996, as amended by the registrant's Registration Statement on Form 8-A/A, filed with the Commission on September 4, 1998 and any amendments or reports filed for the purpose of updating such description; and

           (e) all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

           Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


Item 4.    Description of Securities.
------     -------------------------

           Not applicable.


Item 5.    Interests of Named Experts and Counsel.
------     --------------------------------------

           Not applicable.


Item 6.    Indemnification of Directors and Officers.
------     -----------------------------------------

           Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

           Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           Section 145 further provides that:

           . to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection therewith;

           . a Delaware corporation may (a) pay expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that the officer or director is not entitled to be indemnified by the corporation and (b) pay such expenses incurred by former directors and officers or other employees and agents upon such terms and conditions as the corporation deems appropriate;

           . the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise;

           . a Delaware corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and

           . the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

           Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of a director for monetary damages for breach of fiduciary duty as a director. However, no such provision may eliminate or limit the liability of a director for:

           . any breach of the director's duty of loyalty to the corporation or its stockholders;

           . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

           . paying a dividend or approving a stock repurchase which was illegal; or

           . any transaction from which the director derived an improper personal benefit.

A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

           Pursuant to Article 11 of the registrant's Restated Certificate of Incorporation, the directors of the registrant shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law. Further, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of said Article 11 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the registrant existing at the time of such repeal or modification.

           Section 7-1 of the registrant's By-laws provides indemnification to directors and officers of the registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them, to the fullest extent now or hereafter permitted by law in connection with and including, but not limited to, those instances in which such indemnification, although greater in scope or degree than that expressly provided by Section 145 of the DGCL, as deemed by a majority of a quorum of disinterested directors (which may consist of only one director if there is only one independent director) or by independent legal counsel, after due investigation, to be in the best interests of the registrant, with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him or her by reason of his or her performance as a director or officer of the registrant, its parent or any of its subsidiaries, or in any other capacity on behalf of the registrant, its parent or any of its subsidiaries.
Section 7-1 of the registrant's By-laws also permits the board of directors by resolution, adopted in each specific instance, to similarly indemnify any person other than a director or officer of the registrant for liabilities incurred by him or her in connection with services rendered by him or her for or at the request of the registrant, its parent or any of its subsidiaries. The provisions of said Section 7-1 are applicable to all actions, suits or proceedings commenced after the adoption of Section 7-1, whether such arise out of acts or omissions that occurred prior or subsequent to such adoption and shall continue as to a person who has ceased to be a director or officer of the registrant or to render services for or at the request of the registrant or, as the case may be, its parent or subsidiaries, and shall inure to the benefit of the heirs, executors and administrators of such a person. The rights of indemnification provided for in said Section 7-1 are not to be deemed exclusive of any other rights to which any director or officer of the registrant may be entitled under the By-laws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such director or officer's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

           Section 7-2 of the By-laws provides that expenses (including attorneys' fees) incurred by any officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, whether threatened, pending or completed, may be paid by the registrant in advance of the final disposition of such action, suit or proceeding as authorized by the registrant's board of directors in the specific case upon receipt of an undertaking, by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized by law.

           Section 7-3 of the By-laws further permits the registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the registrant would have the power to indemnify him or her against such liability under law.


Item 7.    Exemption from Registration Claimed.
------     -----------------------------------

           Not Applicable.


Item 8.    Exhibits.
------     --------

4.1        ORC Holdings, Ltd. Employee Share Ownership Plan.

4.2        Trust Deed.

4.3        Deed of Adherence.

4.4        Notice and Memorandum.

5.         Opinion of Wolf Block Schorr and Solis-Cohen LLP.

8.         Opinion of HLB Kidsons, Charted Accountants.

23.1       Consent of Ernst & Young LLP.

23.2       Consent of Wolf Block Schorr and Solis-Cohen LLP (contained in
           Exhibit 5).

23.3       Consent of HLB Kidsons, Chartered Accountants (contained in Exhibit
           8).

24 Power of Attorney (included on signature page in Part II of this registration statement).


Item 9.    Undertakings.
------     ------------

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Skillman, New Jersey, on the 3rd day of July, 2001.

                                             OPINION RESEARCH CORPORATION


                                             By: /s/ John F. Short
                                                --------------------------------
                                                 John F. Short, Chairman
                                                 of the Board, President and
                                                 Chief Executive Officer


                               POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. Short, Douglas L. Cox and Kevin
P. Croke, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                            Date
---------                          -----                            ----


/s/ John F. Short                  Chairman of the Board,           July 3, 2001
---------------------------
John F. Short                      President, Chief Executive
                                   Officer and Director
                                   (Principal Executive Officer)

Signature                              Title                        Date
---------                              ------                       -----

/s/ Douglas L. Cox                     Executive Vice President     July 3, 2001
----------------------------           and Chief Financial Officer
Douglas L. Cox                         (Principal Financial and
                                       Accounting Officer)



/s/ Frank J. Quirk                     Executive Vice President and
----------------------------
Frank J. Quirk                         Director                     July 3, 2001



 /s/ James A. Bulvanoski               Director                     July 3, 2001
----------------------------
James A. Bulvanoski


 /s/ Dale J. Florio                    Director                     July 3, 2001
----------------------------
Dale J. Florio


                                       Director
----------------------------
John J. Gavin


                                       Director
----------------------------
Stephen A. Greyser


 /s/ Seth J. Lehr                      Director                     July 3, 2001
----------------------------
Seth J. Lehr


                                       Director
----------------------------
Lenard B. Tessler

                                 EXHIBIT INDEX
                                 -------------

Exhibit                                                                                      Manner of Filing
-------                                                                                      ----------------

4.1            ORC Holdings, Ltd. Employee Share Ownership Plan.                                        *

4.2            Trust Deed.                                                                              *

4.3            Deed of Adherence.                                                                       *

4.4            Notice and Memorandum.                                                                   *

5.             Opinion of Wolf Block Schorr and Solis-Cohen LLP.                                        *

8.             Opinion of HLB Kidsons, Charted Accountants.                                             *

23.1           Consent of Ernst & Young LLP.                                                            *

23.2           Consent of Wolf Block Schorr and Solis-Cohen LLP (contained in Exhibit 5).               *

23.3           Consent of HLB Kidsons, Chartered Accountants (contained in Exhibit 8).                  *

24             Power of Attorney (included on signature page in Part II of this                         *
               registration statement).

______________________________
*Filed electronically herewith.